Exhibit 4.1  Advisory and Consulting Agreement


                         Number of Shares and Options
                         ----------------------------

     4.1(a)  as amended              11,150,000

     4.1(b)                             850,000

                                                                  Exhibit 4.1(a)

                             CONSULTING AGREEMENT


     This Consulting Agreement (the "Consulting Agreement") made as of March 5, 2001 by and between Richard Appel 400 S. Detroit Street, #211, Los Angeles, CA 90036 ("Consultant") and Kaire Holdings Incorporated with offices at 7348 Bellaire Ave, North Hollywood, CA 91605 (the "Company").

                                  WITNESSETH


     WHEREAS, the Company requires and will continue to require consulting services relating management, strategic planning and marketing in connection with its business; and

     WHEREAS, Consultant can provide the Company with strategic planning and marketing consulting services and is desirous of performing such services for the Company; and

     WHEREAS, the Company wishes to induce Consultant to provide these consulting services to the Company,

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

     1.   APPOINTMENT.
          -----------

     The Company hereby engages Consultant and Consultant agrees to render services to the Company as a consultant upon the terms and conditions hereinafter set forth.

     2.   TERM.
          ----

     The term of this Consulting Agreement began as of the date of this Agreement, and shall terminate on March 1, 2002, unless earlier terminated in accordance with paragraph 8 herein or extended as agreed to between the parties.

     3.   SERVICES.
          --------

     During the term of this Agreement, Consultant shall provide advice to undertake for and consult with the Company concerning management, marketing, consulting, strategic planning, corporate organization and structure, financial matters in connection with the operation of the businesses of the Company, expansion of services, acquisitions and business opportunities, and shall review and advise the Company regarding its overall progress, needs and condition. Consultant agrees to provide on a timely basis the following enumerated services plus any additional services contemplated thereby:

          (a) The implementation of short-range and long-term strategic planning to fully develop and enhance the Company's assets, resources, products and services;

          (b) The implementation of a marketing program to enable the Company to broaden the markets for its services and promote the image of the Company and its products and services;

          (c) Advise the Company relative to the recruitment and employment of key executives consistent with the expansion of operations of the Company;

          (d) The identification, evaluation, structuring, negotiating and closing of joint ventures, strategic alliances, business acquisitions and advice with regard to the ongoing managing and operating of such acquisitions upon consummation thereof; and

          (e) Advice and recommendations regarding corporate financing including the structure, terms and content of bank loans, institutional loans, private debt funding, mezzanine financing, blind pool financing and other preferred and common stock equity private or public financing. Consultant will not directly or indirectly arrange a financing that involves any securities issuance, whether equity or debt.

     4.   DUTIES OF THE COMPANY.
          ---------------------

     The Company shall provide Consultant, on a regular and timely basis, with all approved data and information about it, its subsidiaries, its management, its products and services and its operations as shall be reasonably requested by Consultant, and shall advise Consultant of any facts which would affect the accuracy of any data and information previously supplied pursuant to this paragraph. The Company shall promptly supply Consultant with full and complete copies of all financial reports, all fillings with all federal and state securities agencies; with full and complete copies of all stockholder reports; with all data and information supplied by any financial analyst, and with all brochures or other sales materials relating to its products or services.

          COMPENSATION.
          ------------

     The Company will immediately grant Consultant the option to purchase 6,000,000 shares of the Company's Common Stock with an exercise price at $.0225 per share and 5,150,000 shares with an exercise price at $.01 per share, which options shall expire on March 1, 2002 at 5:00 P.M. P.S.T. The number of shares herein are subject to the anti-dilution provisions of the corresponding warrant which is being issued in conjunction with this Agreement. Consultant in providing the foregoing services, shall not be responsible for any out-of-pocket costs, including, without limitation, travel, lodging, telephone, postage and Federal Express charges.

     6.   REPRESENTATION AND INDEMNIFICATION.
          ----------------------------------

     The Company shall be deemed to have been made a continuing representation of the accuracy of any and all facts, material information and data which it supplies to Consultant and acknowledges its awareness that Consultant will rely on such continuing representation in disseminating such information and otherwise performing its advisory functions. Consultant in the absence of notice in writing from the Company, will rely on the continuing accuracy of material, information and data supplied by the Company. Consultant represents that he has knowledge of and is experienced in providing the aforementioned services.

     7.   MISCELLANEOUS.
          -------------

     Termination:  This Agreement may be terminated by either Party upon written
     -----------
notice to the other Party for any reason which shall be effective five (5) business days from the date of such notice. This Agreement shall be terminated immediately upon written notice for material breach of this Agreement.

     Modification:  This Consulting Agreement sets forth the entire
     ------------
understanding of the Parties with respect to the subject matter hereof. This Consulting Agreement may be amended only in writing signed by both Parties.

     Notices:  Any notice required or permitted to be given hereunder shall be
     -------
in writing and shall be mailed or otherwise delivered in person or by facsimile transmission at the address of such Party set forth above or to such other address or facsimile telephone number as the Party shall have furnished in writing to the other Party.

     Waiver:  Any waiver by either Party of a breach of any provision of this
     ------
Consulting Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Consulting Agreement. The failure of a Party to insist upon strict adherence to any term of this Consulting Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right thereafter to insist upon adherence to that term of any other term of this Consulting Agreement.

     Assignment:  The Options under this Agreement are assignable at the
     ----------
discretion of the Consultant.

     Severability:  If any provision of this Consulting Agreement is invalid,
     ------------
illegal, or unenforceable, the balance of this Consulting Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

     Disagreements:  Any dispute or other disagreement arising from or out of
     -------------
this Consulting Agreement shall be submitted to arbitration under the rules of the American Arbitration Association and the decision of the arbiter(s) shall be enforceable in any court having jurisdiction thereof. Arbitration shall occur only in Los Angeles, CA. The interpretation and the enforcement of this Agreement shall be governed by California Law as applied to residents of the State of California relating to contracts executed in and to be performed solely within the State of California. In the event any dispute is arbitrated, the prevailing Party (as determined by the arbiter(s)) shall be entitled to recover that Party's reasonable attorney's fees incurred (as determined by the arbiter(s)).

     IN WITNESS WHEREOF, this Consulting Agreement has been executed by the Parties as of the date first above written.

Kaire Holdings Incorporated                            CONSULTANT



/s/ Steven Westlund                                         /s/ Richard Appel
--------------------------------------------------          -----------------
Steven Westlund                                             Richard Appel
Chief Executive Officer

                                                                 Exhibit 4.1 (b)


                             CONSULTANT AGREEMENT


          This Agreement is made and entered into as of the 14/th/ day of December, 2000, between Kaire Holdings, Inc., (the "Company") and CEOCAST, Inc. ("Consultant").

               In consideration of and for the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.   Purpose.  The Company hereby employs the Consultant during the Term (as
     -------
     defined below) to render consulting advice to the Company and its investors in connection with investor relations and similar matters, upon the terms and conditions as set forth herein.

2.   Term.  This Agreement shall be effective for a three-month period (the
     ----
     "Term") commencing on the date hereof.

3.   Duties of Consultant.  During the term of this Agreement, the Consultant
     --------------------
     shall provide the Company with the services described on Exhibit A hereto
                                                              ---------
     which is attached hereto and made a part hereof. Notwithstanding the foregoing, it is understood and acknowledged by the parties that the
     Consultant: (a) shall perform its analysis and reach its conclusions about the Company independently, and that the Company shall have no involvement therein; and (b) shall not render advice and/or services to the Company in any manner, directly or indirectly, that is in connection with the offer or sale of securities in a capital raising transaction or that could result in market making.

4.   Expenses.  The Company, upon receipt of appropriate supporting
     --------
     documentation, shall reimburse the Consultant for any and all reasonable out-of-pocket expenses incurred by it in connection with services requested by the Company, including, but not limited to, all charges for travel, printing costs and other expenses spent on the Company's behalf. However, the Consultant shall not incur expenses that exceed $500 per month in the aggregate without the prior written approval of the Company.

5.   Compensation.  For services to be rendered by the Consultant hereunder, the
     ------------
     Consultant shall receive (a) $7,500 upon signing of this Agreement and (b) 850,000 full paid and non-assessable shares of the Company's common stock, par value $.0001 per share (the "Common Stock").

6.   Further Agreements. Because of the nature of the services being provided by
     ------------------
     Consultant hereunder, Consultant acknowledges that if it may receive access to Confidential Information ( as defined in Section 7 hereof ) and that, as a consultant to the Company, it will attempt to provide advice that serves the best interest of the Company. Because of the uniqueness of this relationship, the Consultant covenants and agrees that, with respect to the Common Stock that it receives. Consultant shall, at all times that it is the beneficial owner of such shares, vote such shares on all matters coming before it as a stockholder of the Company in the same manner as the majority of the Board of Directors of the Company shall recommend.

7.   Confidentiality.  Consultant acknowledges that as a consequence of its
     ---------------
     relationship with the Company, it may be given access to confidential information which may include the following types of information; financial statements and related financial information with respect to the Company and its subsidiaries (the "Confidential Financial Information"), trade secrets, products, product development, product packaging, future marketing materials, business plans, certain methods of operations, procedures, improvements, systems, customer lists, supplier lists and specifications, and other private and confidential materials concerning the Company's business (collectively, "Confidential Information").

               Consultant covenants and agrees to hold such Confidential Information strictly confidential and shall only use such information solely to perform its duties under this Agreement, and Consultant shall refrain from allowing such information to be used in any way for its own private or commercial purposes. Consultant shall also refrain from disclosing any such Confidential Information to any third parties. Consultant further agrees that upon termination or expiration of this Agreement, it will return all Confidential Information and copies thereof to the Company and will destroy all notes, reports and other material prepared by or for it containing Confidential Information. Consultant understands and agrees that the Company might be irreparably harmed by violation of this Agreement and that monetary damages may be inadequate to compensate the Company. Accordingly, the Consultant agrees that, in addition to any other remedies available to it at law or in equity, the Company shall be entitled to injunctive relief to enforce the terms of this Agreement.

               Notwithstanding the foregoing, nothing herein shall be construed as prohibiting Consultant from disclosing any Confidential Information (a) which at the time of disclosure. Consultant can demonstrate either was in the public domain and generally available to the public or thereafter becomes a part of the public domain and is generally available to the public by publication or otherwise through no act of the Consultant; (b) which Consultant can establish was independently developed by a third party who developed it without the use of the Confidential Information and who did not acquire it directly or indirectly from Consultant under an obligation of confidence; (c) which Consultant can show was received by it after the termination of this Agreement from a third party who did not acquire it directly or indirectly from the Company under an obligation of confidence; or (d) to the extent that the Consultant can reasonably demonstrate such disclosure is required by law or in any legal proceeding, governmental investigation, or other similar proceeding.

               Severability.  If any provision of this Agreement shall be held
               ------------
     or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.


8.   Governing Law; Venue; Jurisdiction.  This Agreement shall be construed and
     ----------------------------------
     enforced in accordance with and governed by the laws of the State of New York, without reference to principles of conflicts or choice of law thereof. Each of the parties consents to the jurisdiction of the U.S. District Court sitting in the Southern District of the State of New York or the state courts of the State of New York sitting in Manhattan in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens. to the bringing of any such
                        ----- --- ----------
     proceeding in such jurisdictions. Each party hereby agrees that if another party to this Agreement obtains a judgment against it in such a proceeding, the party which obtained such judgment may enforce same by summary judgment in the courts of any country having jurisdiction over the party against whom such judgment was obtained, and each party hereby waives any defenses available to it under local law and agrees to the enforcement of such a judgment. Each party to this Agreement irrevocably consents to the service of process in any such proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at it address set forth herein. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law. Each party waives its right to a trial by jury.


9.   Miscellaneous.
     -------------


          (a) Any notice or other communication between parties hereto shall be sufficiently given if sent by certified or registered mail, postage prepaid, if to the Company, addressed to it at Kaire Holdings, Inc., 7348 Bellaire Avenue, North Hollywood, CA 91605 or if to the Consultant, addressed to it at 55 John Street, 11/th/ Floor, New York, New York 10038, Attention: Michael Wachs, President facsimile number : (212) 732-1131, or to such address as may hereafter be designated in writing by one party to the other. Any notice or other communication hereunder shall be deemed given three days after deposit in the mail if mailed by certified mail, return receipt requested, or on the day after deposit with an overnight courier service for next day delivery, or on the date delivered by hand or by facsimile with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated above (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received).

          (b) This Agreement embodies the entire Agreement and understanding between the Company and the Consultant and supersedes any and all negotiations, prior discussions and preliminary and prior arrangements and understandings related to the central subject matter hereof.

          (c) This Agreement has been duly authorized, executed and delivered by and on behalf of the Company and the Consultant.

          (d) This Agreement and all rights, liabilities and obligations hereunder shall be binding upon and inure to the benefit of each party's successors but may not be assigned without the prior written approval of the other party.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date hereof.

                                                  KAIRE HOLDINGS, INC.


                                                  By:___________________________




                                                  CEOCAST, INC.


                                   By:________________________

                                   EXHIBIT A


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